As filed with the Securities and Exchange Commission on September 1, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Bel Fuse Inc. (Exact name of registrant as specified in its charter)

New Jersey	22-1463699
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

300 Executive Drive, Suite 300 West Orange, New Jersey	07052
(Address of Principal Executive Offices)	(Zip Code)

Bel Fuse Inc. 2026 Equity Compensation Plan (Full title of the plan)

Farouq Tuweiq

Chief Executive Officer

Bel Fuse Inc.

300 Executive Drive, Suite 300

West Orange, New Jersey 07052

(201) 432-0463

Copies to:

Scott Levi

White & Case LLP

1221 Avenue of the Americas

New York, New York 10022

(212) 819-8200

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.                                                                                            ☐

EXPLANATORY NOTE

Following the receipt of shareholder approval at Bel Fuse Inc.’s (the “Company” or the “Registrant”) 2026 annual meeting of shareholders held on May 26, 2026, the 2026 Equity Compensation Plan (the “2026 Plan”) became effective. The 2026 Plan replaces the Company’s 2020 Equity Compensation Plan (the “Prior Plan”). As of the effectiveness of the 2026 Plan, no further awards will be made under the Prior Plan, and the Prior Plan will continue to govern the terms and conditions of outstanding awards granted thereunder.

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 725,000 shares of Class B common stock, par value $0.10 per share (“Class B Common Stock”), newly authorized for issuance under the 2026 Plan.

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also includes an indeterminate number of additional shares of Class B Common Stock that may become issuable under the 2026 Plan by reason of anti-dilution and other adjustments.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information *

Item 2. Registrant Information and Employee Plan Annual Information *

* The information specified in Items 1 and 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of this Registration Statement will be sent or given to each plan participant, as applicable, as required by Rule 428(b) under the Securities Act. Such documents are not required to be and are not being filed with the U.S. Securities and Exchange Commission (the “SEC”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The Company hereby incorporates by reference in this Registration Statement the following:

a.

the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the SEC on February 24, 2026 (the “Annual Report”), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2026 that are incorporated by reference in the Annual Report;

b.	the Company’s Quarterly Reports on Form 10-Q for the period ended March 31, 2026, filed with the SEC on May 5, 2026, and for the period ended June 30, 2026, filed with the SEC on August 4, 2026;

c.

the Company’s Current Reports on Form 8-K, filed with the SEC on January 15, 2026, April 6, 2026, May 12, 2026, May 14, 2026, May 28, 2026, and July 2, 2026, and the Company’s Current Report on Form 8-K/A filed on February 24, 2026, amending the Company’s Current Report on Form 8-K filed on December 10, 2025 (in each case, excluding information furnished); and

d.	the description of the Company’s Class B Common Stock contained in Exhibit 4.1 to the Annual Report, including any amendment or report filed for the purpose of updating this information.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to which this Registration Statement relates, which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing or furnishing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Notwithstanding the foregoing, no information is incorporated by reference in this Registration Statement where such information under applicable forms and regulations of the SEC is not deemed to be “filed” under Section 18 of the Exchange Act or otherwise subject to the liabilities of that section, unless the report or filing containing such information indicates that the information therein is to be considered “filed” under the Exchange Act or is to be incorporated by reference in this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of New Jersey. Subsection (2) of Section 3-5,Title 14A of the New Jersey Business Corporation Act empowers a corporation to indemnify a corporate agent who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative or investigative (other than an action by or in the right of the corporation) against reasonable costs (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. For purposes of the New Jersey Business Corporation Act, a “corporate agent” means any person who is or was a director, officer, employee or agent of the corporation or a person serving at the request of the corporation as a director, officer, trustee, employee or agent of another corporation or enterprise.

Subsection (3) of Section 3-5 empowers a corporation to indemnify a corporate agent against reasonable costs (including attorneys’ fees) incurred by him in connection with any proceeding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of the fact that he is or was a corporate agent if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Superior Court of New Jersey or the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Subsection (4) of Section 3-5 provides that to the extent that a corporate agent has been successful in the defense of any action, suit or proceeding referred to in subsections (2) and (3) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys’ fees) incurred by him in connection therewith.

Subsection (5) of Section 3-5 provides that a corporation may indemnify a corporate agent in a specific case if it is determined that indemnification is proper because the corporate agent met the applicable standard of conduct, and such determination is made by any of the following: (a) the board of directors or a committee thereof, acting by a majority vote of a quorum consisting of disinterested directors; (b) independent legal counsel, if there is no quorum of disinterested directors or if the disinterested directors empowers counsel to make the determination; or (c) the shareholders.

Subsection (8) of Section 3-5 provides that the indemnification provisions in the law shall not exclude any other rights to indemnification that a director or officer may be entitled to under a provision of the certificate of incorporation, a by-law, an agreement, a vote of shareholders, or otherwise. That subsection explicitly permits indemnification for liabilities and expenses incurred in proceedings brought by or in the right of the corporation (derivative proceedings). The only limit on indemnification of directors and officers imposed by that subsection is that a corporation may not indemnify a director or officer if a judgment has established that the director’s or officer’s acts or omissions were a breach of his or her duty of loyalty, not in good faith, involved a knowing violation of the law, or resulted in receipt by the corporate agent of an improper personal benefit.

Subsection (9) of Section 3-5 provides that a corporation is empowered to purchase and maintain insurance on behalf of a director or officer against any expenses or liabilities incurred in any proceeding by reason of that person being or having been a director or officer, whether or not the corporation would have the power to indemnify that person against expenses and liabilities under other provisions of the law.

The Registrant’s Restated Certificate of Incorporation, as amended, contains the following provisions:

“ARTICLE XIII Every person who is or was a director or officer of the Corporation, or any such person who serves or served in any similar capacity with any other enterprise at the request of the Corporation, shall be indemnified by the Corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his being or having been a director or officer of the Corporation, or of serving or having served such other enterprise in such capacity, whether or not he is a director or officer of the Corporation, or continues to serve such other enterprise in such capacity, at the time the expenses or liabilities are incurred.”

“ARTICLE XIV So long as permitted by law, no director of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed by such person to the Corporation or its shareholders; provided, however, that this Article XIV shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty or loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article XIV and no amendment, repeal or termination of effectiveness of any law authorizing this Article XIV shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to such amendment, repeal or termination of effectiveness.”

“ARTICLE XV So long as permitted by law, no senior officer of the Corporation shall be personally liable to the Corporation or its shareholders for damages for breach of any duty owed by such person to the Corporation or its shareholders; provided, however, that this Article XV shall not relieve any person from liability to the extent provided by applicable law for any breach of duty based upon an act or omission (a) in breach of such person’s duty of loyalty to the Corporation or its shareholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment to or repeal of this Article XV and no amendment, repeal or termination of effectiveness of any law authorizing this Article XV shall apply to or have any effect on the liability or alleged liability of any senior officer for or with respect to any acts or omissions of such senior officer occurring prior to such amendment, repeal or termination of effectiveness. For purposes of this Article XV, the term ‘senior officer’ shall mean the President and any Vice President of the Corporation.”

The Registrant’s Amended and Restated By-Laws contain the following provision at ARTICLE III, SECTION 3.06 thereof:

“Indemnification of Directors and Officers. Every person who is or was a director or officer of the corporation, or any such person who serves or served in any similar capacity with any other enterprise at the request of the corporation, shall be indemnified by the corporation to the fullest extent permitted by law against all expenses and liabilities reasonably incurred by or imposed upon him in connection with any proceeding to which he may be made, or threatened to be made, a party, or in which he may become involved by reason of his or her being or having been a director or officer of the corporation, or of serving or having served such other enterprise in such capacity, whether or not he or she is a director or officer of the corporation, or continues to serve such other enterprise in such capacity, at the time the expenses or liabilities are incurred.”

The Registrant maintains liability insurance which covers certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers, including liabilities under the Securities Act, or otherwise.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits

4.1

Certificate of Incorporation, as amended, is incorporated by reference to (i) Restated Certificate of Incorporation filed as Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 1998 and (ii) Certificate of Amendment to the Company’s Restated Certificate of Incorporation filed as Exhibit 3.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

4.2	Amended and Restated By-Laws, are incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on October 25, 2023.

4.3	Bel Fuse Inc. 2026 Equity Compensation Plan is incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on April 10, 2026.

5.1*	Opinion of Lowenstein Sandler LLP.

23.1*	Consent of Grant Thornton LLP.

23.2*	Consent of Lowenstein Sandler LLP is included in Exhibit 5.1.

24.1*	Power of Attorney is contained on the signature page of this Registration Statement.

107*	Filing Fee Table.

* Filed herewith.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any acts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Orange, State of New Jersey, on the 1st day of September, 2026.

BEL FUSE INC.

By:	/s/ Farouq Tuweiq
Name: Farouq Tuweiq
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Farouq Tuweiq and Lynn Hutkin, and each of them (so long as each such individual is an employee or affiliate of Bel Fuse Inc.), any of whom may act without the joinder of the others, as his or her lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in any and all capacities, to sign any or all amendments or post-effective amendments to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Farouq Tuweiq	Director, President and Chief Executive Officer	September 1, 2026
Farouq Tuweiq	(Principal Executive Officer)

/s/ Lynn Hutkin	Chief Financial Officer and Treasurer	September 1, 2026
Lynn Hutkin	(Principal Financial Officer and Principal Accounting Officer)

/s/ Daniel Bernstein	Chairman of the Board of Directors	September 1, 2026
Daniel Bernstein

/s/ Jacqueline Brito	Director	September 1, 2026
Jacqueline Brito

/s/ Peter Gilbert	Director	September 1, 2026
Peter Gilbert

/s/ Eric Nowling	Director	September 1, 2026
Eric Nowling

/s/ Mark Segall	Director	September 1, 2026
Mark Segall

/s/ Rita Smith	Director	September 1, 2026
Rita Smith

/s/ David Valletta	Director	September 1, 2026
David Valletta

/s/ Vincent Vellucci	Director	September 1, 2026
Vincent Vellucci